UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 15
                                     -------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission File Number  000-19231
                           ---------------------------------

                   Redwood Empire Bancorp 401(k) Profit Sharing Plan
                   -------------------------------------------------
                 (Exact name of registrant as specified in its charter)

       111 Santa Rosa Avenue, Santa Rosa, California 95404-4905, (707) 573-4800
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Profit Sharing Plan Participations
                        ----------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
                                       ---
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                          Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:
                                        0
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	Pursuant to the requirements of the Securities Exchange Act of 1934
Redwood Empire Bancorp 401(k) Profit Sharing Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 1, 2005                 By: Westamerica Bancorporation, successor by
      -------------                     merger to Redwood Empire Bancorp

                                    by:  /S/ DENNIS R. HANSEN
                                        ---------------------
                                        Dennis R. Hansen
                                        Senior Vice President and Controller